EXHIBIT (12)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                  =============================================
                Computation of Ratio of Earnings to Fixed Charges
                -------------------------------------------------
                               Millions of Dollars

                                                                        Years Ended June 30
                                                        --------------------------------------------------
                                                        1995       1996       1997       1998       1999
                                                        ------     ------     ------     ------     ------
EARNINGS AS DEFINED
-------------------

  Earnings from operations before income taxes
    after eliminating undistributed earnings
    of equity method investees                          $4,022     $4,695     $5,274     $5,704     $5,866

  Fixed charges, excluding capitalized interest            571        576        534        639        751
                                                        ------     ------     ------     ------     ------

    TOTAL EARNINGS, AS DEFINED                          $4,593     $5,271     $5,808     $6,343     $6,617
                                                        ======     ======     ======     ======     ======

FIXED CHARGES, AS DEFINED
-------------------------

  Interest expense (including capitalized interest)     $  511     $  493     $  457     $  548     $  650
  1/3 of rental expense                                     83         92         77         91        101
                                                        ------     ------     ------     ------     ------

    TOTAL FIXED CHARGES, AS DEFINED                     $  594     $  585     $  534     $  639     $  751
                                                        ======     ======     ======     ======     ======

    RATIO OF EARNINGS TO FIXED CHARGES                     7.7        9.0       10.9        9.9        8.8
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